Exhibit 4.2(o)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

EXTENSION AGREEMENT dated July 1, 2004

BETWEEN

AUTOGEN RESEARCH PTY LIMITED(1) ABN 84 074 636 847 of Pigdons Road, Waurn Ponds Victoria 3217, Australia (“Autogen Research”)

AND

SOUTHWEST FOUNDATION FOR BIOMEDICAL RESEARCH of 7620 NW Loop, 410 San Antonio, Texas 78227-5301, USA (“SFBR”)

RECITALS

A.                                   On 31 December 2002 Autogen Research and SFBR entered into an agreement entitled Research, License and Commercialization Agreement (the “Research Agreement”) setting out the terms and conditions for the R&D Program to be carried out with the participation of the parties.

B.                                    In accordance with clause 20.3 of the Research Agreement the parties now agree to vary the Research Agreement on the terms and conditions set out in this Extension Agreement.

OPERATIVE PROVISIONS

1.                                     INTERPRETATION

1.1                              Research Agreement definitions

Unless defined in this Extension Agreement, words and phrases defined in the Research Agreement have the same meaning in this Extension Agreement.  Where there is any inconsistency in a definition between this Extension Agreement and the Research Agreement, this Extension Agreement prevails.

1.2                              Interpretation

The provisions of clause 1.2 of the Research Agreement apply to this Extension Agreement as if set out in this Extension Agreement in full.

2.                                     EXTENSION AGREEMENT

2.1                              Extension of Term

With effect on and from 1 July 2004 the parties agree that the term of the Research Agreement is extended until 30 June 2005 (“Extended Term”) (unless the Research Agreement is earlier terminated in accordance with its terms).  During the Extended Term the terms and conditions of

(1) Autogen Research Pty Ltd is a wholly-owned subsidiary of ChemGenex Pharmaceuticals Limited (ABN 79 000 248 304).

the Research Agreement will continue to apply except to the extent to which they are inconsistent with anything set out in this Agreement, in which case the provisions of this Agreement will prevail to the extent of the inconsistency.

2.2          Payment and research proposal during extended term

During the Extended Term:

(a)                                  the budget set out in Schedule 1 to this Extension Agreement will be substituted for any payment program previously applying under the Research Agreement; and

(b)                                 the research plan (including any milestones set out therein) set out in Schedule 2 to this Extension Agreement will be substituted for any research proposal and workplans previously applying under the Research Agreement.

3.                                     MISCELLANEOUS

3.1                              Continuing effect

Except for the variations set out in this Extension Agreement, the terms and conditions of the Research Agreement are unaffected by this Extension Agreement and remain in full force and effect.  In the event of any inconsistency between the terms of the Research Agreement and the terms of this Extension Agreement, the terms of this Extension Agreement will prevail to the extent of the inconsistency.

3.2                              Further assurances

Each party must do all things and execute all further documents necessary to give full effect to this Extension Agreement and must refrain from doing anything that might hinder the performance of this Extension Agreement.

3.3                              Amendments in writing

No amendment to this Extension Agreement has any force unless it is in writing and signed by both of the parties to this Extension Agreement.

3.4                              Governing law and jurisdiction

This Extension Agreement is governed by the laws of Victoria and the Commonwealth of Australia.  Each party irrevocably submits to the exclusive jurisdiction of the courts of Victoria.

3.5                              Counterparts and facsimile execution

This Extension Agreement may be executed in a number of counterparts, all of which taken together will be deemed to constitute one and the same agreement, provided that this Extension Agreement will be of no force and effect until the counterparts are exchanged.  A facsimile copy of this Extension Agreement lawfully executed will be sufficient evidence of execution.

SCHEDULE 1: BUDGET

(a)                                 Item 1: Commencement Date July 1, 2004

Item 2: Total Budget for the Intial Term is US$[*], payable in quarterly payments of $[*] (due July 1, 2004), $[*] (October 1, 2004), $[*] (January 1, 2005) and $[*] (April 1, 2005)

Personnel:
John Blangero ([*]%) PI	[*]
Tom Dyer ([*]%) Co-I/Senior Progammer	[*]
Eric Moses ([*]%) Co-I	[*]
Tricia Curry ([*]%) Admin. Assistant	[*]
Vicki Mattern ([*]%) Sr. Res. Assoc.	[*]
Sub Total Salaries	[*]

Supplies:
Computer Supplies	[*]
Laboratory Supplies	[*]
Communication	[*]
Sub Total Supplies	[*]

Equipment:
Computers (cluster addition)	[*]
Sub Total Equipment	[*]

Total Research Costs:	$ [*]
Indirect Costs:	$ [*]

TOTAL	$ [*]

Schedule 2: Project

ChemGenex Center for Statistical Genomics:

Southwest Foundation for Biomedical Research

(b)                                Research Aims:

1)              Analysis of [*] ISR Candidate Genes for Diabetes/Obesity in Human Populations.

In order to conclusively test for the effects of variation in Autogen proprietary genes on diabetes/obesity related phenotypes in humans, we will perform an exhaustive series of statistical genomic analyses on human samples. The possible sample sources (to be negotiated independently of this document) for these studies include (but are not limited to) the Wisconsin families from the MRCOB study, Mexican American families from the San Antonio Family Heart Study, and Autogen’s extant samples from Pacific Island populations.

Tasks:

a)              Genotype cleaning: Mendelian error checking, elimination of double recombinants. This task is limited to family-based samples.

b)             Haplotype inference and genotype imputation.

c)              Quantitative trait nucleotide analysis using the Bayesian model selection/model averaging approach.

d)             Conditional linkage analysis to test whether best SNP Gene Action model accounts for linkage.  This task is limited to family-based samples.

These analyses will allow us to determine whether or not variants in a given gene appear to have functional effects on relevant human phenotypes and whether or not the gene completely identifies the underlying human QTL.  Final analyses will include estimates of the posterior probability that a given variant has functional effects for each DNA variant examined. It is anticipated that the expected total time per ISR gene for completion of these tasks is 16 weeks.

Milestones: For each gene, the completion of tasks a – d will be considered a substantial milestone.

2)              Gene Discovery for Diabetes/Obesity in Human Families

This aim launches a gene discovery research program based around samples from human families.  We plan to take existing well defined and localized QTLs and attempt identification of novel genes in the original family material. It is anticipated (although not mandatory) that these analyses will be performed on samples from current ChemGenex collaborations (including the MRCOB Wisconsin family study or the San Antonio Family Heart Study). Currently, the specific QTLs being assessed include: 1)  obesity QTL at chromosome [*] in the SAFHS families; 2) obesity QTL at chromosome [*] in the SAFHS families; and 3) diabetes-related QTL at [*] in Indo-Mauritian families.

Tasks:

a)              Strategy 1: Focal positional candidate gene approach. For SNPs within positional candidate genes chosen via bioinformatic methods, a similar set of tasks to those described in Aim 2 will be performed. These will include genotype cleaning, haplotype inference and genotype imputation, quantitative trait nucleotide analysis, and conditional linkage analysis to verify QTL dissection.

b)             Strategy 2: Positional candidate region approach without obvious candidate genes. For QTL regions, which lack obvious positional candidate genes, a general SNP coverage strategy will be pursued. : Specific analytical tasks to be performed include: analysis of linkage disequilibrium followed by optimal choice of independent SNPs; preliminary association analysis on reduced set of unrelated founders; SNP analyses within families including genotype cleaning, haplotype inference and genotype imputation, QTN analysis and conditional linkage analysis.

Milestones: Specific milestones for each QTL will include reporting of: 1) refined QTL localization, 2) QTN analysis of any positional candidate gene, and 3) identification of the QTL. While the first two of these milestones are guaranteed results, the last one is not.

EXECUTED as an AGREEMENT

SIGNED on behalf of		)

AUTOGEN RESEARCH PTY LIMITED ABN 84 074 636 847 by GREG COLLIER in the presence of:		) ) )

			Ù	Signature of Greg Collier Director

Ù	Signature of witness

Ù	Name of witness (print)

SIGNED on behalf of		)

SOUTHWEST FOUNDATION FOR BIOMEDICAL RESEARCH by in the presence of:		) ) )

			Ù	Signature of Treasurer

Ù	Signature of witness

Ù	Name of witness (print)